Exhibit 99.1
Repros Therapeutics Inc. Board of Directors Elects Mark Lappe of Efficacy Capital as Its
Chairman of the Board
THE WOODLANDS, Texas — December 22, 2008 — Repros Therapeutics Inc. (NasdaqGM: RPRX) announced today that it has, by unanimous agreement by its Board of Directors, elected Mark Lappe of Efficacy Capital as its Chairman. Efficacy Capital is the Company’s largest shareholder with a position approximating 28% of the Company’s outstanding stock. The composition of the rest of the Repros Board remains intact. The Company currently has nine directors.
In other news Dr. John Reed, President of the Burnham Institute, has been named to the Compensation Committee. Dr. Reed became a Board member of Repros in September 2008 in conjunction with the completion of the last round of financing, which was led by Efficacy Capital. In addition, both Mark Lappe and Dr. Reed have been appointed to the Nominating and Corporate Governance Committee.
Joseph Podolski, President and CEO of Repros commented, “I applaud the actions of our Board. I have worked closely with Mark Lappe since his firm, Efficacy Capital led the last round of financing and I appreciate not only what he brings to the Board by the way of his financing acumen but also his integrity. Mark’s vision and actions have convinced me he is the best man for the job of Chairman going forward. I look forward to working with Mark to build both near- and long-term shareholder value.”
As Chairman, Mark Lappe has declined any additional compensation from the Company relating to holding that position.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.

For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Repros Therapeutics Inc., The Woodlands Joseph S. Podolski, 281-719-3447